January 20, 2012

Harvey L. Weiss

Re:	Employment Agreement

Dear Mr. Weiss:

Reference is made to that certain letter agreement, dated November 9, 2011 (the “Revised Employment Agreement”), between you and Fortress International Group, Inc. (the “Company”). Under the Revised Employment Agreement, you are an at-will employee of the Company and have agreed, among other things, to provide such services as directed by the Company’s Board of Directors, and your annual base salary is an amount equal to $45,000, less any applicable withholding amounts. This letter agreement amends and supplements the Revised Employment Agreement.

Effective January 20, 2012, you agree to provide services on a discrete project basis as directed and identified by the Chief Executive Officer of the Company at the request of the Company in addition to the services provided under the Revised Employment Agreement. The Chief Executive Officer, in his sole discretion, will determine the calendar quarter in which these additional services are needed and, on behalf of the Company, notify you prior to the beginning of such calendar quarter that such services are being requested. If you agree to provide these services, you will receive $15,000 of additional consideration, less any applicable withholding amounts (the “Additional Payment”), per calendar quarter as consideration for such services.

The Company and you have agreed that you will provide additional services under this letter agreement during the first calendar quarter of 2012. For the period beginning January 20, 2012, through March 31, 2012, you will receive a pro-rated amount of $11,833, less any applicable withholding amounts, within two weeks following the date of this letter agreement. For any successive calendar quarter during which you have been requested by the Company and have agreed to provide additional services as contemplated by this letter agreement, you will receive the Additional Payment on the Company’s first regular payroll date during such calendar quarter.

Either you or the Company may terminate this letter agreement upon five days’ notice to the other party. Any notices provided under this letter agreement shall be in writing and shall be deemed to have been duly given when delivered by (i) personal delivery, (ii) email with evidence of delivery, (iii) certified or registered mail, return receipt requested, postage prepaid, or (iv) Federal Express, signature required. Notice to the Company shall be addressed to its corporate headquarters, and notice to you shall be addressed to your home address as listed in the Company’s records at the time notice is given.

Harvey L. Weiss

January 20, 2012

Except as amended and supplemented by this letter agreement, the Revised Employment Agreement shall remain in full force and effect without any other amendments or modifications. This letter agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

If this letter agreement correctly states your understanding, please sign and return one copy to the Chief Executive Officer of the Company.

Sincerely,

FORTRESS INTERNATIONAL GROUP, INC.

By:	/s/ Anthony Angelini
	Name:	Anthony Angelini
	Title:	Chief Executive Officer

Accepted and agreed effective this 20th day of January, 2012:

/s/ Harvey L. Weiss
Harvey L. Weiss